Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
B.A.T Capital Corporation
B.A.T. International Finance p.l.c.
(Exact name of each registrant as specified in its charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.931% Notes due 2029	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.0001102	$110,200
Fees to Be Paid	Debt	6.343% Notes due 2030	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.0001102	$110,200
Fees to Be Paid	Debt	6.421% Notes due 2033	Rule 457(r)	$1,250,000,000	100.000%	$1,250,000,000	0.0001102	$137,750
Fees to Be Paid	Debt	7.079% Notes due 2043	Rule 457(r)	$750,000,000	100.000%	$750,000,000	0.0001102	$82,650
Fees to Be Paid	Debt	7.081% Notes due 2053	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.0001102	$110,200
	Total Offering Amounts					$5,000,000,000		$551,000
	Total Fees Previously Paid							n/a
	Total Fee Offsets							n/a
	Net Fee Due							$551,000